Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors of
BSD Medical Corporation

We hereby consent to the incorporation by reference in the registration statement on Form S-3 of BSD Medical Corporation, of our reports, dated November 14, 2008, with respect to the balance sheets of BSD Medical Corporation as of August 31, 2008 and 2007, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2008, and the effectiveness of internal control over financial reporting, which reports appear in the August 31, 2008 annual report on Form 10-K of BSD Medical Corporation.

/s/ Tanner LC

Salt Lake City, Utah
September 23, 2009